EXHIBIT 10.4

Guaranty & NSR

Standard Gold Inc (SDGR), hereby unconditionally agrees with Stephen D. King (Payee) as follows:

Stephen D. King (Payee) has personally guaranteed by pledge of 100,000 shares of stock owned by him in LKA International Inc (LKAI on OTCBB) the loans by Irwin Gross and S.E. Flechner of aggregate $75,000 to assist SDGR in funding timely payment required for effectiveness of SDGR’s Option Agreement with US American Exploration Inc for the Rex gold mine project, including 102 unpatented lode mining claims (known as IER 1 through 102) covering about 2040 contiguous acres of BLM land in La Paz County, Arizona (Rex Project). As consideration for such timely financial accommodation to SDGR, SDGR has agreed to and does hereby grant Payee a 1.0% (one percent) Net Smelter Return Royalty (NSR) payable quarterly from SDGR’s share of production from the Rex Project.

“Net Smelter Return” means the value for marketable minerals produced from the Rex Project and received by or on behalf of the holder of SDGR’s interest in the Rex Project from a purchaser thereof less the following deductions: (a) all charges made by a smelter, mill or other purchaser including, without limiting the generality of the foregoing, treatment, sampling and other charges, penalties and all other deductions; (b) all costs of transportation and insurance of material from Rex Project to the purchaser or otherwise, as directed; (c) all excise severance, sales and/or production taxes applicable for royalty payment; and (d) any other customary out-of-pocket costs of forward sales of Rex Project mineral production. Unless and until SDGR sells the majority of its interest in the Rex Project, the Payee’s NSR shall not be deemed to exceed 1.0% of the actual cash flow earned by SDGR from the Rex Project. Upon written request from Payee, SDGR will promptly execute and record in Arizona a customary Net Smelter Royalty Agreement that publicly records and memorializes Payee’s real property interest as a lien on the Rex Project property.

In witness whereof, this document is duly authorized and executed effective September 7, 2010 by:

Standard Gold Inc (SDGR)

By	/s/ Stephen E. Flechner

Accepted in reliance on above:

By	/s/ Stephen D. King
Stephen D. King, Payee